Exhibit 99.1

For Release October 16, 2013	Contact:
4:01 pm	Dave Mossberg
Three Part Advisors, LLC
Tel: 817-310-0051

MICROFINANCIAL INCORPORATED ANNOUNCES

THIRD QUARTER 2013 RESULTS

Burlington, MA – October 16, 2013 – MicroFinancial Incorporated (NASDAQ: MFI), a financial intermediary specializing in vendor-based leasing and finance programs for microticket transactions, today announced financial results for the third quarter and the nine months ended September 30, 2013.

Quarterly Highlights:

•	Net income increased by 11.8% to $2.6 million or $0.18 per diluted share based upon 14,744,158 shares as compared to the same period last year;
•	Cash received from customers was $34.0 million or $2.31 per diluted share which represents an increase of 12.1% as compared to the same period last year;
•	Revenue increased by 4.7% to $15.7 million as compared to the same period last year;
•	Originations increased to $23.6 million as compared to $23.3 million in the same period last year; and
•	The Company paid a cash dividend of $0.06 per share.

Third Quarter Results:

Net income for the quarter ended September 30, 2013 was $2.6 million or $0.18 per diluted share based upon 14,744,158 shares, compared to net income of $2.3 million, or $0.16 per diluted share based upon 14,716,500 shares, for the same period last year.

Revenue for the third quarter increased 4.7% to $15.7 million compared to $15.0 million for the same period in 2012, driven by growth in lease revenue, service contract revenue and rental income during the quarter. Revenue from leases was $10.3 million, up $0.1 million from the same period last year, service contract revenue was $0.2 million, up $0.2 million, and rental income was $2.7 million, up $0.2 million as compared to the third quarter in 2012. Other revenue components contributed $2.5 million for the current quarter, up $0.2 million from the same period last year.

Total operating expenses for the current quarter increased 2.7% to $11.4 million from $11.1 million in the third quarter of 2012. Selling, general and administrative expenses increased $0.2 million to $4.6 million as compared to the third quarter of last year due primarily to increases in compensation related expenses. The third quarter 2013 provision for credit losses remained relatively flat at $4.8 million as compared to the same period in 2012. During the third quarter, net charge-offs increased to $4.8 million from $4.5 million in the same period in 2012. Depreciation and amortization expense increased $0.3 million to $1.4 million for the quarter due to an increase in the number of rental and service contracts currently being depreciated.

Cash received from customers in the third quarter increased 12.1% to $34.0 million compared to $30.3 million during the same period in 2012. New lease originations in the quarter increased by $0.3 million to $23.6 million as compared to the same period last year.

Year to Date Highlights:

•	Net income increased to $7.3 million or $0.49 per diluted share based on 14,773,263 shares which represents an increase of 5.1% as compared to the same period last year;
•	Cash received from customers was $97.9 million or $6.63 per diluted share which represents an increase of 9.3% as compared to the same period last year;
•	Revenue increased by 6.2% to $46.7 million as compared to the same period last year; and
•	Net charge-offs declined 8.5% to $12.9 million as compared to $14.1 million in the same period last year.

Year to Date Results:

For the nine months ended September 30, 2013, net income increased by 5.1% to $7.3 million compared to net income of $7.0 million for the same period last year. Net income per diluted share year to date was $0.49 based on 14,773,263 shares compared to $0.47 based on 14,669,997 shares for the same period in 2012.

Year to date revenue for the nine months ended September 30, 2013 increased 6.2% to $46.7 million compared to $44.0 million during the same period in 2012. Revenue from leases was $30.9 million, up $1.1 million from the same period last year, service contract revenue was $0.6 million, up $0.4 million, and rental income was $7.8 million, up $0.7 million from the prior period. Other revenue components contributed $7.4 million year to date, up $0.5 million from the same period last year. New contract originations year to date were $67.6 million compared to $68.8 million through the same period last year.

Total operating expenses for the nine months ended September 30, 2013 increased 6.8% to $34.5 million compared to $32.3 million for the same period last year. Selling, general and administrative expenses increased by 9.9% or $1.3 million to $14.1 million primarily due to increases in compensation related expenses associated with increased headcount and increased bank service charges. The provision for credit losses increased slightly to $14.4 million for the nine months ended September 30, 2013, as compared to $14.3 million for the same period last year primarily to cover an increase in the accounts greater than 90 days delinquent. Year to date net charge-offs decreased 8.5% to $12.9 million as compared to $14.1 million for the same period last year. Year to date cash from customers increased by 9.3% or $8.3 million to $97.9 million as compared to $89.6 million for the same period last year.

Richard Latour, President and Chief Executive Officer said, “We continue to be very pleased with our overall financial performance with increases in profitability, revenues and cash flows. As we have mentioned in the past, with our continued focus in the micro-ticket segment, our average funded amounts per contract have declined by 10.4% year over year from approximately $5,300 to $4,800 which is the reason for a slight decline in originations year over year. Despite this decline, we have seen a steady growth in the number of leases originated, the number of applications and application dollars received increasing by 9.5%, 6.7%, and 5.5%, respectively year over year. Lastly, we signed up 246 new vendors for the quarter.”

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$1,389	$3,557
Restricted cash	1,641	1,213
Net investment in leases:
Receivables due in installments	215,599	213,466
Estimated residual value	23,545	24,176
Initial direct costs	1,746	1,751
Less:
Advance lease payments and deposits	(3,088)	(3,278)
Unearned income	(60,378)	(62,244)
Allowance for credit losses	(15,534)	(14,038)

Net investment in leases	161,890	159,833
Investment in service contracts, net	1,693	797
Investment in rental contracts, net	1,139	1,037
Property and equipment, net	1,364	1,534
Other assets	1,721	1,658

Total assets	$170,837	$169,629

LIABILITIES AND STOCKHOLDERS’ EQUITY
	September 30, 2013	December 31, 2012
Revolving line of credit	$70,766	$70,380
Accounts payable	3,254	3,220
Dividends payable	54	40
Other liabilities	2,581	2,545
Income taxes payable	287	653
Deferred income taxes	6,991	10,399

Total liabilities	83,933	87,237

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at September 30, 2013 and December 31, 2012	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 14,435,498 and 14,470,219 shares issued at September 30, 2013 and December 31, 2012, respectively	144	145
Additional paid-in capital	47,329	47,500
Retained earnings	39,431	34,747

Total stockholders’ equity	86,904	82,392

Total liabilities and stockholders’ equity	$170,837	$169,629

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Income on financing leases	$10,303	$10,160	$30,866	$29,715
Rental income	2,660	2,462	7,845	7,181
Income on service contracts	250	95	640	265
Loss and damage waiver fees	1,474	1,370	4,361	3,978
Service fees and other	1,056	950	3,000	2,837

Total revenues	15,743	15,037	46,712	43,976

Expenses:
Selling, general and administrative	4,618	4,466	14,121	12,847
Provision for credit losses	4,790	4,847	14,414	14,291
Depreciation and amortization	1,355	1,083	3,970	3,156
Interest	679	747	2,009	2,035

Total expenses	11,442	11,143	34,514	32,329

Income before provision for income taxes	4,301	3,894	12,198	11,647
Provision for income taxes	1,721	1,587	4,886	4,688

Net income	$2,580	$2,307	$7,312	$6,959

Net income per common share:
Basic	$0.18	$0.16	$0.51	$0.49

Diluted	$0.18	$0.16	$0.49	$0.47

Weighted-average shares:
Basic	14,433,695	14,311,900	14,469,077	14,297,888

Diluted	14,744,158	14,716,500	14,773,263	14,669,997

About the Company

MicroFinancial Inc. (NASDAQ: MFI), is a financial intermediary specializing in microticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Burlington, Massachusetts.

Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.